FRESH HARVEST PRODUCTS, INC.

Exhibit 10.1

Asset Purchase Agreement

Effective Date

June __, 2009

between

Fresh Harvest Products, Inc., (“Company”)

a

New Jersey corporation,

located at

280 Madison Ave, Suite 1005, New York, NY 10016

and

Organic Chef, LLC, (“Seller”)

a

New York, limited liability corporation

located at

2919 Avenue I, Brooklyn, NY 11210

Summary

▪

Company desires to purchase 100% of the assets owned by Seller in the operation of the Business, subject to the conditions and upon the terms and conditions set forth herein.

▪

As of May 21, 2009, an expert outside appraisal firm, Sencer Appraisal Associates, Inc., completed an Asset Valuation of the assets of the Seller. Sencer Appraisal Associates, Inc. was hired by the Company in May, 2009 to perform the Valuation, which cost $626.50. In performing the Valuation, Sencer Appraisal Associates, Inc. visited Seller’s offices, performed a physical review of assets and inventory. The Parties and their respective managers and directors are relying upon this Asset Valuation in establishing the Purchase Price.

1.

Agreement

THEREFORE, in consideration of the mutual agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

Agreement of Purchase and Sale. Company hereby agrees to purchase from Seller and Seller hereby agrees to sell to Company, for the consideration and upon the terms and conditions set forth herein, all of Seller’s right, title and interest in and to all assets of Seller constituting or used in connection with the Business (the “Assets”), including without limitation the following:

1.1.2

Product, Inventory and supplies listed in Exhibit A.

1.1.3

Office furniture, office equipment, manufacturing equipment, computer equipment and other machinery and equipment listed in Exhibit A.

1.1.5

All of the rights, title and interest in and to all fixtures and leasehold improvements of the Seller.

1.1.6

Telephone numbers, service marks, the trade name [trade name / trademark / service mark], and all other trade names and trademarks (including the goodwill represented by that), trade secrets, Business records and files, lists of current and potential Customers and Vendors, product formulations existing and under development, promotional materials, copyrighted materials and all other intangible items, including the goodwill of Business as a going concern.]

1.1.7

All rights under the contracts, leases, licenses, insurance policies, fidelity and contract bonds, and other Agreements relating to the Business.

1.1.8

All documents, files, Agreements, instruments, records, notices, Membership Certificates, affidavits, statements, and all other papers and information of any kind relating to the Business or the Assets, including but not limited to such items stored in computer memories, on microfiche, electronically or by any other means, used, made or compiled by or on behalf of the Seller or made available to the Seller (all of which shall be delivered by the Seller to the main premises of the Business (if not already present there) on or before the Effective Date.

FRESH HARVEST PRODUCTS, INC.

1.1.9

All other property and assets of every kind and description whether personal, real, mixed, tangible or intangible, wherever located and whether or not reflected on its balance sheet.

1.2

Assets Excluded

Assumed Obligations. Except as listed below in this section, the Company will not assume any of Seller’s debts and obligations, including without limitation trade payables and legal fees, all of which shall remain the sole responsibility of Seller.

1.2.1

The following assets are not being sold by the Seller or purchased by the Buyer and are specifically excluded from the meaning of the term “Assets”:

1.2.2

Certain receivables may be retained by the Seller.  Section 1.2.3 lists the receivables, if any, that the Seller does not want transferred to the Buyer.

1.2.3

Receivable due the Seller on the Closing Date.

1.2.4

Cash and cash equivalent items, including Lender accounts, money market accounts, certificates of deposit and Lender deposits, on hand at the close of business on the Closing Date.

1.2.5

Accounts receivable earned from operations of the Business during the period beginning 60 days prior to the Closing Date and ending on the Closing Date, and accounts receivable as to litigation commenced prior to the Closing Date against a debtor for purposes of collection.

1.2.6

All judgments in favor of the Seller in connection with the collection of accounts receivable.

1.2.7

All checkbooks, stubs, books of account, ledgers, and journals relating to the prior operation of the Business.

1.3

Liabilities

1.3.1

Subject to the terms and conditions of this Agreement, the Buyer will, as of the Closing Date, assume from the Seller and agrees to discharge only those liabilities and obligations that both accrue and arise after the Closing Date with respect to the paid sales orders / Agreements for Products to be delivered by the Seller to the Buyer at the Closing.

2.

Purchase Price & Terms of Payment

The total purchase price to be paid by Company to Seller for the Assets (the “Purchase Price”) will be the sum of $21,506.40 which shall be paid in the form of 2,509,205 restricted common shares payable as follows.

2,509,205 restricted common shares will be issued by the Company to Seller within 10 business days after the Closing, excluding the 400,000 restricted common shares which were issued upon the signing of the Letter of Intent;

Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the Company’s offices on June ____, 2009.

Company has been provided unrestricted access to, and conducted a due diligence review of, Seller’s books and records, including without limitation, corporate minute books and stock ledgers; bank records; accounting books and records (including without limitation periodic financial statements, accounts payable ledgers, and accounts receivable ledgers); insurance files (including liability, property, group health and workers’ compensation insurance policies and claims records); operating policies and procedures; employee manuals; federal and state income tax returns for the most recent three years; and sales tax returns and payment records, and has approved same, in Company’s sole discretion.

3.

Covenant Not to Compete

Seller agrees that Seller shall not, during the period of three (3) years following the Closing, without the prior written consent of Company, which consent may be withheld for any reason or no reason, directly or indirectly engage in, or own or control an interest in, or act as an officer, director, or employee of, or consultant or adviser to, any business consisting, wholly or in part, of the organic and natural beverage industry.

It is understood and agreed that, in the event of a breach of the covenants contained in this Agreement, Company will not have an adequate remedy in the form of money damages in that that the loss to Company will not likely be an isolated case and it will be difficult or impossible to ascertain the exact amount of loss. In such event, therefore, Company shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction, without bond, restraining the breaching party from engaging in the activity prohibited under this Agreement. Such remedy shall be nonexclusive and without prejudice to any and all other remedies to which Company may be entitled. Further, in the event of a violation of any of the covenants in this Agreement, the period for which the provision would remain in effect shall be extended for a

FRESH HARVEST PRODUCTS, INC.

period of time equal to that period when the activities constituting the violation commenced and ending when the activities constituting the violation shall have been finally terminated in good faith.

Selling Parties expressly acknowledge and agree that the restrictive provisions of this Agreement are reasonable and necessary for the protection of Company's legitimate business interests, that such restrictions impose no undue burden upon Selling Parties, and that the enforcement of such restrictions will not cause any Selling Party to be deprived of the ability to earn a livelihood.

Company, in addition to all equitable relief and damages, shall be entitled to recover all costs, expenses and fees, including attorneys' fees, incurred by Company in connection with the breach, by a Seller, of any covenant or agreement under this Agreement or the enforcement of any such covenant or agreement, whether or not suit is instituted.

4.

Indemnification of Sellers

Company jointly and severally agrees to indemnify and hold Seller harmless from and against any and all loss, liability, settlement, damage, deficiency, cost and expense arising by virtue of:

Any breach of this Agreement or misrepresentation hereunder by Company;

Any and all actions, suits, proceedings, demands, judgments, costs and other expenses, including reasonable attorney's fees, incident to any of the matters referred to in this Section or any claims with respect thereto.

5.

Indemnification of Company

Seller agrees to indemnify and hold Company harmless from and against any and all loss, liability, damage, deficiency, costs and expenses arising by virtue of:

Any breach of this Agreement or misrepresentation hereunder by Seller; and

Except as to those obligations expressly assumed herein, any debt or obligation of Seller, including, without limitation, any debt or obligation arising out of or in connection with the operation of the Business by Seller prior to the Closing Date, and any act or omission on the part of Seller, its respective officers, employees, and agents, in connection therewith.

Any and all actions, suits, proceedings, demands, judgments, costs and expenses, including reasonable attorney's fees, arising out of the operation of the Business prior to the Closing, or any claims with respect thereto.

6.

Confidential Information and Intellectual Property

Disclosure of Information.  Seller shall work with and be exposed to the business and operations of the Company.  The Seller recognizes and acknowledges that the Company’s trade secrets, confidential information, proprietary information and processes  are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Seller’s duties hereunder.  The Seller will not, during or after the term of its appointment by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Seller make use of any such property for its own purpose or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during and after the term of its appointment, provided that after the term of its appointment these restrictions shall not apply to secrets, information and processes which are then in the public domain  (provided that the Seller was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent).  The Seller shall consider and treat as the Company’s property, all computer disks, memoranda, books, papers, lab reports, notes, letters, formulas, flow charts, tables, designs, reports, customer lists, financial statements and budgets and all other data, and all copies thereof and there from, in any way relating to the Company’s business and affairs, whether created by it or otherwise coming into its possession, and on termination of its appointment, or on demand of the Company, at any time, to deliver all embodiments of the confidential information (whether written, typed or computer files) of the same to the Company

Inventions or Discoveries. The Seller acknowledges that while working with as well as developing products for the Company any and all inventions, improvements, discoveries, processes, programs or systems relating to the business of the Company developed or discovered by the Seller shall be fully disclosed by it to the Company and shall be the sole and absolute property of the Company.  For the purpose of the Section, the meaning of the phrase “inventions, improvements, discoveries, processes, programs or systems relating to the business of the Company” shall not be limited to formulations, inventions, improvements, discoveries, processes, programs or systems which result in modifications or enhancements of, or can be used in connection with or in lieu of, services or products then offered commercially by the Company, or which are the subject of patents held or applied for by the Company, or which are under active funded development by the Company during the term of this Agreement.  For the purpose of this Section, the meaning of the phrase “under active funded development by the Company” shall be limited to services or products which the Company has developed or is in the process of developing and for which the Company has accounted for the expenses of such development in accordance with generally accepted accounting principles. The Seller acknowledges that upon the request of the Company, the Seller

FRESH HARVEST PRODUCTS, INC.

shall execute, acknowledge and deliver, such assignments, certificates or other documents as the Company may consider necessary or appropriate to properly vest all right, title and interest to any such invention of formulation or discovery in the Company.  Any such invention or discovery by the Seller within one year of the termination or expiration of the Agreement shall fall within the provisions of this Section unless proved conclusively by the Seller to have been first invented or discovered by it following such termination or expiration.  The provisions of this Section shall survive the expiration of the Agreement or its termination by either the Company or the Seller and shall remain in full force and effect.

Intellectual Property Rights.  Seller acknowledges and agrees that any and all product development discussions, formulations, trade secrets, trademarks, design work, brand development, modifications and/or evolutions of product or packaging that were the property of the Seller are now the property of the Company.  Seller acknowledges and agrees that any and all product development discussions, formulations, trade secrets, trademarks, design work, brand development, modifications and/or evolutions of product or packaging that Seller will work on and develop for the Company will be the property of Company.  Neither Seller nor Seller’s employees, subsidiaries or parent or sister companies or assigns shall sell or trade with any item which infringes or may be construed to infringe upon Company’s intellectual property rights as interpreted by international patent, trade mark and copyright laws.

7.

General Provisions

7.1

Independent Contractors. The relationship between both parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such relationship upon either party.

7.2

Governing Law & Jurisdiction. This agreement and the parties’ actions under this Agreement shall be governed by and construed under the laws of the state of New Jersey, without reference to conflict of law principles. The parties hereby expressly consent to the jurisdiction and venue of the federal and state courts within the state of New Jersey. Each party hereby irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in the preamble of this Agreement, such service to become effective thirty (30) days after such mailing.

7.3

Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire Agreement between both parties concerning this transaction, and replaces all previous communications, representations, understandings, and Agreements, whether verbal or written between the parties to this Agreement or their representatives. No representations or statements of any kind made by either party, which are not expressly stated in this Agreement, shall be binding on such parties.

7.4

All Amendments in Writing. No waiver, amendment or modification of any provisions of this Agreement shall be effective unless in writing and signed by a duly authorized representative of the party against whom such waiver, amendment or modification is sought to be enforced. Furthermore, no provisions in either party’s purchase orders, or in any other business forms employed by either party will supersede the terms and conditions of this Agreement.

7.5

Notices. Any notice required or permitted by this Agreement shall be deemed given if sent by registered mail, postage prepaid with return receipt requested, addressed to the other party at the address set forth in the preamble of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall be deemed effective three (3) days after deposit with postal authorities.

7.6

Costs of Legal Action. In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its costs of enforcement including, without limitation, attorneys’ fees and court costs.

7.7

Inadequate Legal Remedy. Both parties understand and acknowledge that violation of their respective covenants and Agreements may cause the other irreparable harm and damage, that may not be recovered at law, and each agrees that the other’s remedies for breach may be in equity by way of injunctive relief, as well as for damages and any other relief available to the non-breaching party, whether in law or in equity.

7.8.

Arbitration. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in New Jersey in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by any state or federal court having jurisdiction. Company and Seller intend that this Agreement to arbitrate be irrevocable.

7.8

Delay is Not a Waiver. No failure or delay by either party in exercising any right, power or remedy under this

FRESH HARVEST PRODUCTS, INC.

Agreement, except as specifically provided in this Agreement, shall operate as a waiver of any such right, power or remedy.

7.9

Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any Act of God, strike, fire, flood, governmental acts, orders or restrictions, Internet system unavailability, system malfunctions or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing party (a “Force Majeure Event”), the party who has been so affected shall give notice immediately to the other party and shall use its reasonable best efforts to resume performance. Failure to meet due dates resulting from a Force Majeure Event shall extend such due dates for a reasonable period. However, if the period of nonperformance exceeds sixty (60) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been affected may, by giving written notice, terminate this Agreement effective immediately upon such notice or at such later date as is therein specified.

7.10

Assignability & Binding Effect. Except as expressly set forth within this Agreement, neither party may transfer or assign, directly or indirectly, this Agreement or its rights and obligations hereunder without the express written permission of the other party, not to be unreasonably withheld; provided, however, that both parties shall have the right to assign or otherwise transfer this Agreement to any parent, subsidiary, affiliated entity or pursuant to any merger, consolidation or reorganization, provided that all such assignees and transferees agree in writing to be bound by the terms of this Agreement prior to such assignment or transfer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

7.11

Certain Sections Invalid. If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

7.12

Headings. The titles and headings of the various sections and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

7.13

Survival of Certain Provisions. The warranties and the indemnification and confidentiality obligations set forth in the Agreement shall survive the termination of the Agreement by either party for any reason.

Understood, Agreed & Approved

We have carefully reviewed this contract and agree to and accept all of its terms and conditions. We are executing this Agreement as of the Effective Date above.

Company:

Seller:

Fresh Harvest Products, Inc.

Organic Chef, LLC

___________________________________

___________________________________

Michael J. Friedman,

Barry Moskowitz

Founder/CEO/President/Chairman

Founder

FRESH HARVEST PRODUCTS, INC.

Exhibit A

Product, Inventory, Supplies & Equity

Asset Acquisition from Organic Chef, LLC
Qty.	Location / Type	Description	Unit	Total
			Fair Market Value	Fair Market Value
2919 Ave I, Brooklyn, NY – OFFICE
1	Office Furniture	Desk, double pedestal, wood with 2 matching stationery cabinets	$ 440.00	$ 440.00
1		Executive Desk, with (black) laminate top	$ 300.00	$ 300.00
1		Desk, single pedestal with laminate top and Hutch	$ 350.00	$ 350.00
1		Desk, single pedestal with laminate top	$ 250.00	$ 250.00
1		Book Case 6'h	$ 120.00	$ 120.00
6		Sections Steel Shelving 7'2"x 4'w x 18"d	$ 55.00	$ 330.00
2		Stationery Cabinets 4'h	$ 75.00	$ 150.00
1		Partition 5' x 4'	$ 100.00	$ 100.00
1		High Stool	$ 60.00	$ 60.00
1		Executive Chair	$ 100.00	$ 100.00
1		Executive Chair, Aeron type	$ 135.00	$ 135.00
1		Jr. Executive Chair	$ 75.00	$ 75.00
1		Jr. Executive Chair, Aeron type	$ 90.00	$ 90.00
		Sub total Furniture at 2919 Ave. I		$ 2,500.00
2	Office Equipment	Portable Heaters, electric / ceramic	$ 30.00	$ 60.00
1		Portable Heater, electric / oil	$ 25.00	$ 25.00
		Sub total Equipment at 2919 Ave. I		$ 85.00
1	Computers	Printer, Brother, Laser HL1620	$ 100.00	$ 100.00
1		Printer, Epson NK300	$ 75.00	$ 75.00
2		Printer, HP All-In-1, Deskjet Photosmart c6180	$ 100.00	$ 200.00
1		Printer, HP All-In-1, Laserjet 1320	$ 150.00	$ 150.00
1		Telephone System, Panasonic with Voice Mail	$ 2,500.00	$ 2,500.00
1		Computer, Dell tower PC with 32" LCD monitor	$ 600.00	$ 600.00
2		Computers, Dell Dimension with 15" CRT monitors	$ 150.00	$ 300.00
1		Computer, Dell Optiplex GX230 tower PC with 17" LCD monitor	$ 350.00	$ 350.00

FRESH HARVEST PRODUCTS, INC.

1		Server, HP / Compaq with switch & 24 plug patch panel	$ 850.00	$ 850.00
1		Modem, Scientific American	$ 30.00	$ 30.00
		Sub total Computer at 2919 Ave. I	$	$ 5,155.00
		TOTAL at 2919 Ave. I	$	$ 7,740.00
			$	$
1523 Dean St., Brooklyn, NY
1	Warehouse Equipment	EP (China) electric Pallet Jack with single stage mast [purchased from Ortmayer Materials]	$ 5,000.00	$ 5,000.00
		TOTAL at 1523 Dean St., Brooklyn, NY	$	$ 5,000.00

72-40 Burchell Ave., Far Rockaway, NY (also known as Warehouse at 72-41 Almeda Ave.)
1	Office Equipment	File Cabinet, 4 drawer letter size	$ 90.00	$ 90.00
1		Display Refrigerator, 1 glass door, Visi Cooler	$ 400.00	$ 400.00
		Water Cooler / Heater [Not physically observed]	$ 450.00	$ 450.00
1		Desk Fan	$ 40.00	$ 40.00
		Sub Total Office Equipment at 72-40 Burchell Ave.		$ 980.00
1	Warehouse Equipment	Hydraulic Pallet Jack	$ 375.00	$ 375.00
1		Dock Plate 4' x 5'	$ 250.00	$ 250.00
1		Skid Puller	$ 225.00	$ 225.00
2		Hand Trucks, layover aluminum frame with 10" wheels	$ 185.00	$ 370.00
		Sub Total Warehouse Equipment at 72-40 Burchell Ave.		$ 1,220.00
		TOTAL 72-40 Burchell Ave.		$ 2,200.00

		TOTAL Furniture, Computers and other Equipment		$ 14,940.00

Inventory [Observed at 72-41 Almeda Ave., Far Rockaway, NY]
12	Goods[Tea in glass bottles]	Pallets, [96 cases per pallet @ $5.70 per case]	$ 547.20	$ 6,566.40
Intangible Assets [Note: EXCLUDED per client's request]			$	$
2	Trade names	"TeAloe" and "PurAloe"	$	$
	Design	not completed trademark application yet	$	$
2	Internet domain name	organicchefusa.com, puraloe.com	$	$
		GRAND TOTAL	$	$ 21,506.40